Exhibit 23.3

Consent of Independent Auditors

We consent to the use of our report dated May 29, 2015, with respect to the combined financial statements of Lafarge Target Business incorporated by reference in the Registration Statement (Form S-8) of Summit Materials, Inc. for the registration of its deferred compensation obligations.

/s/ Ernst & Young LLP

McLean, Virginia

March 8, 2016